                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT



                                  By and Among



                         Continental Choice Care, Inc.
                                 ("Purchaser")

                   Pine Tree Telephone and Telegraph Company
                                (the "Company")

                                      and



                                 Tim Hutchison,
                                 Stockholder of
                            Pine Tree Telephone and
                               Telegraph Company




                                  May 15, 1999

                               TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF STOCK................................................   1
1.1   Purchase and Sale of Shares of Company Stock..................................   1
      --------------------------------------------
1.2   Purchase Price for Shares of Company's Stock..................................   1
      --------------------------------------------
ARTICLE II CLOSING..................................................................   5
2.1   Date and Time of Closing......................................................   5
      ------------------------
ARTICLE III REPRESENTATIONS AND WARRANTIES..........................................   5
3.1   Representations and Warranties of the Company and the Stockholders............   5
      ------------------------------------------------------------------
(a)     Organization; Subsidiaries..................................................   6
        --------------------------
(b)     Capitalization..............................................................   6
        --------------
(c)     Financial Statements........................................................   6
        --------------------
(d)     Absence of Certain Changes or Events........................................   6
        ------------------------------------
(e)     Litigation..................................................................   8
        ----------
(f)     Books and Records...........................................................   8
        -----------------
(g)     Accuracy of Information Furnished...........................................   8
        ---------------------------------
3.2   Representations and Warranties of Purchaser...................................   9
      -------------------------------------------
(a)     Authorization...............................................................   9
        -------------
(b)     Organization................................................................   9
        ------------
(c)     Accuracy of Information Furnished...........................................  10
        ---------------------------------
3.3     Survival of Representations and Warranties..................................  10
        ------------------------------------------
ARTICLE IV COVENANTS................................................................  10
4.1   Covenants of the Company and the Stockholders.................................  10
      ---------------------------------------------
(a)     Notification................................................................  10
        ------------
(b)     Conduct of Business; Certain Covenants......................................  11
        --------------------------------------
(c)     Best Efforts and Cooperation; Further Assurances............................  12
        ------------------------------------------------
(d)     Access to Additional Agreements and Information.............................  12
        -----------------------------------------------
(e)     Non-Competition and Non-Solicitation........................................  13
        ------------------------------------
(f)     Confidential Information....................................................  13
        ------------------------
4.2   Covenants of Purchaser........................................................  14
(a)     Notice of Defaults..........................................................  14
        ------------------
(b)     Third Party Consents........................................................  14
        --------------------
(c)     Best Efforts and Cooperation; Further Assurances............................  14
        ------------------------------------------------
4.4   Publicity.....................................................................  14
      ---------
ARTICLE V CONDITIONS................................................................  15
5.1   Conditions to Obligations of Purchaser........................................  15
      -------------------------------------
(a)     Litigation..................................................................  15
        ----------
ARTICLE VI INDEMNIFICATION AND CLAIMS...............................................  15
6.6   Acknowledgment by Purchaser...................................................  16
      ---------------------------
ARTICLE VII TERMINATION AND REMEDIES FOR BREACH OF THIS AGREEMENT...................  16
7.3   Termination by Operation of Law...............................................  16
      -------------------------------
ARTICLE VIII MISCELLANEOUS..........................................................  16
8.1   Fees and Expenses.............................................................  16
      -----------------

8.3     Assignment........................................................  16
        ----------
8.4     Burden and Benefit................................................  17
        ------------------
8.5     Brokers...........................................................  17
        -------
8.6     Entire Agreement..................................................  17
        ----------------
8.7     Governing Law.....................................................  17
        -------------
8.8     Notices...........................................................  17
        -------
8.9     Counterparts......................................................  18
        ------------
8.10    Rights Cumulative.................................................  18
        -----------------
8.11    Severability of Provisions........................................  18
        --------------------------
8.12    Headings..........................................................  19
        --------
8.13    Remedies..........................................................  19
        --------

                        LIST OF EXHIBITS AND SCHEDULES
                                      TO
                           STOCK PURCHASE AGREEMENT

EXHIBITS:

        Exhibit 3.1(c):       Financial Statements


SCHEDULES:

        Schedule 1.3          Non-performing Assets to be distributed
        Schedule 1.4          Escrow Agreement
        Schedule 1.5          Escrow Agreement
        Schedule 1.6          1999 Capital Budget
        Schedule 3.1(d)       Certain Changes
        Schedule 3.1(m)       Year 2000 Compliance
        Schedule 3.2(a)       Corporate Authorization
        Schedule 9.2          Employment Agreements
        Schedule 9.4          Tim Hutchison Employment Agreement


ADDITIONAL AGREEMENTS

        Agreement Regarding NECA Liability
        Agreement Regarding West Gray Generator
        Agreement Regarding Books and Records of Northeast Cellular Telephone,
        LP.

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this __ day of May, 1999, by and among Continental Choice Care, Inc., a New Jersey corporation (the "Purchaser"), Pine Tree Telephone and Telegraph Company, a Maine corporation (the "Company") and Tim Hutchison, (the "Stockholder"), majority stockholder of the Company.


                                  WITNESSETH:

     WHEREAS, the Stockholder owns 2,029 of the 2,144 issued and outstanding shares of capital stock of the Company and, as such, Stockholder desires to sell, assign, transfer and convey to the Purchaser all of Stockholder's right, title and interest in and to such shares of capital stock of the Company pursuant to the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is the desire of the Purchaser to purchase, obtain and acquire from the Stockholder all of Stockholder's right, title and interest in and to the issued and outstanding shares of capital stock of the Company pursuant to the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF STOCK

     1.1  Purchase and Sale of Shares of Company Stock. Upon the terms set forth
          --------------------------------------------
in this Agreement, the Stockholder hereby agrees that at the Closing (as hereinafter defined in Section 2.1), the Stockholder shall sell, assign, transfer and convey to the Purchaser, and the Purchaser hereby agrees to purchase, obtain and acquire from the Stockholder, all of the Stockholder's right, title and interest in and to 2,029 shares (the "Stockholder's Shares") of the issued and outstanding shares of capital stock of the Company (the "Company's Stock"). The Stockholder hereby further agrees, upon the terms and subject to the conditions set forth herein, to transfer and deliver to the Purchaser at the Closing (as hereinafter defined in Section 2.1) certificates, properly endorsed in blank or accompanied by a properly executed stock power, representing the Stockholder's Shares.

     1.2  Purchase Price for the Stockholder's Shares.  In consideration of
          -------------------------------------------
and in exchange for the Stockholder's sale, assignment, transfer and conveyance of the Stockholder's Shares, the Purchaser hereby agrees to pay the Stockholder cash consideration in the amount of $14,225.74 per share

("Purchase Price per Share"). The Purchase Price per Share multiplied by the number of outstanding shares of the Company's capital stock is referred to herein as the "Purchase Price". The Purchase Price shall be subject to certain adjustments set forth in Sections 1.3, 1.6 and 1.7 hereof, and such adjustments shall be used to recalculate the Purchase Price per Share at or after the time of closing.

     1.3  Pre-Closing Distribution. The Company will, at or prior to the
          ------------------------
Closing, distribute to its stockholders its accumulated cash, the non-performing assets listed on Schedule 1.3, and any securities held. Schedule 1.3 may be amended to include additional non-regulated, non-operating assets until the date of Closing, but shall not be amended to include additional real estate. Such distribution shall not affect the Purchase Price. At the Closing, the Purchase Price shall be increased by an amount equal, at the Effective Date, to the excess of the Company's current assets (inventory shall not be considered a current asset for this purpose) over the net of current liabilities less accrued pension expense after payment of actuaries and other cash expenses, all as classified in the Company's Financial Statement (as hereafter defined).

     1.4  Deposit Escrow. The Purchaser shall, upon the execution hereof,
          --------------
deposit with a mutually acceptable escrow agent the sum of $915,000 to secure the Stockholder's rights hereunder, subject to an Escrow Agreement attached hereto as Schedule 1.4. Such funds shall be treated as a deposit against the full Purchase Price to be paid by Purchaser and shall be forfeited by Purchaser in the event that the closing does not occur in accordance with the terms hereof as a result of Purchaser's actions or inactions, including, but not limited to nonpayment. The Deposit Escrow shall be released to the Stockholder at Closing or, if no Closing occurs, on the tenth business day following the date upon which the Closing would have occurred under Section 2.1 hereof, unless and solely to the extent that litigation has been filed by the Purchaser or its successor in interest hereunder claiming that the Deposit Escrow or a portion thereof is not due to the Stockholder under the terms hereof, in which case the Deposit Escrow shall be held by the Escrow Agent pending a resolution of such litigation. The Escrow Agent shall deposit the Deposit Escrow in a Vanguard municipal money market fund or similar investment vehicle mutually agreed upon between the Stockholder and the Purchaser. All interest earned upon the Deposit Escrow shall be the property of the Stockholder unless a court of competent jurisdiction holds that the Stockholder's right to the Deposit Escrow has been forfeited by Stockholder's actions or inactions. The Escrow Agent's fee shall be split between the Purchaser and the Stockholder. Nothing in this Section shall affect the Stockholder's right to specific performance and/or to equitable remedies, in addition to all rights under this Agreement. The Deposit Escrow shall be returned to Purchaser under the circumstances described in Section 5.1
(a). Unless Section 3.2(d) establishes otherwise, the Deposit Escrow shall be returned to Purchaser in the event the Stockholder interferes with the Purchaser's attempt to obtain the requisite regulatory approvals and the P.U.C. denies consent as a result of such interference. If Purchaser interferes with the regulatory approval process, and the P.U.C. denies consent as a result of such interference, then Purchaser shall forfeit the Deposit Escrow.

     1.5  Closing Escrow. At the Closing, the Purchaser shall deposit $2,900,000
          --------------
of the Purchase Price with a mutually acceptable escrow agent to secure the performance of the obligations of the Stockholder hereunder, subject to an Escrow Agreement attached hereto as Schedule 1.5. Such escrow shall be released to the Stockholder upon the first anniversary of the Effective Date as described in Section 2.1 (subject to post-closing adjustments to the Purchase Price under the terms hereof) unless and solely to the extent that litigation has been filed by the Purchaser or its successor in interest hereunder claiming that a portion of the Closing Escrow is due to Purchaser as an adjustment to the Purchase Price hereunder or in consequence of a material breach hereof, in which case the Escrow Agent shall hold such portion pending a resolution of such litigation. The Escrow Agent shall deposit the Closing Escrow in a Vanguard municipal money market fund or similar investment vehicle mutually agreed upon between the Stockholder and the Purchaser. All interest earned upon the Closing Escrow shall be the property of the Stockholder unless and to the extent that a court of competent jurisdiction holds that the Stockholder's right to a portion of the Closing Escrow has been forfeited by Stockholder's actions, or the parties agree to a pro-ration. The Escrow Agent's fee shall be split between the Purchaser and the Stockholder. Nothing in this Section shall affect the Stockholder's right to specific performance and/or to equitable remedies, in addition to all rights under this Agreement.

     1.6  Capital Expenditure. The Purchase Price shall be increased to reflect
          -------------------
any capital expenditures made by the Company during the period commencing on January 1, 1999 and ending at the Effective Date. Purchaser hereby approves the capital expenditure budget set forth on Schedule 1.6 hereof. Any material increases in such budget must be approved by Purchaser, with such approval not to be unreasonably withheld or delayed. Any depreciation which is, or normally would be, booked during the period commencing on January 1, 1999 and ending at the Effective Date shall be deducted from the Purchase Price.

     1.7  Other Price Adjustments.
          -----------------------

          (a) Subject to Section 1.7(b), any breach of a representation or warranty (or, in the case of a covenant, a breach of such covenant) shall be cured as follows:

               (1) an asset, debt, or non-continuing expense or loss (or any percentage of capital stock of the Company to be conveyed hereby) which is missing (other than assets distributed or missing as the result of transactions contemplated hereby) or incorrectly reported shall be replaced, or the Purchase Price shall be adjusted (upward or downward, as applicable) to reflect the replacement value of such asset.

               (2) A breach of representation, warranty or covenant by Stockholder hereunder which has the effect of reducing earnings, revenue or EBITDA of the Company on a continuing basis, shall be cured by reducing the Purchase Price by an amount equal to the annual effect of such breach on EBITDA multiplied by 9.5.

               (3) a misrepresentation (or, in the case of a covenant, a breach of such covenant) which is not readily subject to a definable monetary cure shall be cured by specific performance, or if not so curable, shall be waived by the other party if the breach or misrepresentation is not material. A material, uncurable misrepresentation or breach of covenant which is not subject to monetary cure shall be resolved in an equitable manner after Closing, by payment to Stockholder in the event that the misrepresentation or breach is by Purchaser, and by adjustment to the Purchase Price in the event that the misrepresentation or breach is by Stockholder.

               (4) Under no circumstance shall NECA accruals or estimated liabilities for the year 1999 give rise to an adjustment in the Purchase Price.

               (5) Any customer billing accounts receivable which are held by the Company at the Effective Date and are, reasonably and in accordance with past Company practices, written off by the Company during the year following the effective time of Closing as uncollectable shall give rise to a reduction in the Purchase Price to the extent that the face value of the customer billing accounts receivable so written off as uncollectable exceeds two percent (2%) of the face value of the Company's total customer billing accounts receivable at the Effective Date. The amount of such Purchase Price adjustment shall be reduced by the amount of any accounts receivable written off by the Company prior to the Closing and subsequently collected by the Company during the year following the Effective Date.

               (6) The Purchase Price shall be reduced by the amount of any adverse ruling or settlement paid by the Company in consequence of litigation initiated after the date hereof, provided that in the case of a settlement of litigation, the Company has received the prior written consent of the Stockholder to such settlement. Prior to Closing, Purchaser shall have appointed an attorney-in-fact to act on Stockholder's behalf under this Section 1.7(a)(6) in the event of Stockholder's absence or other inability to consent.

               (7) All rights of any party to any additional Purchase Price adjustments shall be limited to those of which notification was made prior to the first anniversary of the Effective Date.

          (b) Stockholder or Purchaser, as appropriate, shall be obligated to cure the net effect of offsetting damages under 1.7(a), provided that the damages from such breaches by one party exceed $50,000, and acknowledge that Purchaser or Stockholder has the right to obtain specific performance of any and all of the terms of this Agreement. This Agreement is to be interpreted so as to compel both parties to proceed to Closing, and to rectify any breach or misrepresentation through specific performance or by adjustment of the Purchase Price.

          Nothing in this Section 1.7 shall affect any rights of Stockholder to the Deposit Escrow pursuant to the terms of Section 1.4 .

                                  ARTICLE II

                                    CLOSING

     2.1  Date and Time of Closing. The closing (the "Closing") shall take place
          ------------------------
at 15 Shaker Road, Gray, ME, or at such other place as shall be mutually agreeable to the parties hereto. The Closing shall take place, and the transactions contemplated hereby shall be effective as of 12:01 AM on the first day following the end of the calendar quarter (provided that the Closing takes place, the "Effective Date") during which the Public Utilities Commission of the State of Maine ("P.U.C.") gives written notification that the transfer of ownership of Stockholder's shares contemplated hereby is approved, provided that if such notification is given within 10 business days of the end of the quarter, then the Closing shall be extended until a date ten business days after such notification, and in such case, the transactions contemplated hereby shall be effective as of the end of the aforementioned quarter. On the date fourteen (14) days following the completion and delivery of a post-Closing audit reflecting the Company's condition and performance through the end of the quarter in which notification was received, performed by the firm of Baker, Newman and Noyes (the cost of which shall be split equally between the Purchaser and the Stockholder) the Purchase Price shall be adjusted based on such audit, and adjustments shall be made to the Purchase Price as follows: appropriate deductions from the Closing Escrow or additional payment to the Stockholder shall then be made. If the parties are in agreement as to the amount of such post-Closing adjustment, they shall mutually instruct the Escrow Agent as to the net payment to Purchaser (in the event of a reduction in the Purchase Price) or Purchaser shall wire or otherwise pay to Stockholder the additional funds payable (in the event of an increase in the Purchase Price). In the event of both upward and downward adjustments to the Purchase Price, the adjustments shall be netted against each other to determine a single net payment.

     2.2  Incapacity of Stockholder. If Stockholder shall be incapacitated,
          --------------------------
dead, or otherwise unable to perform his obligation to Close at the time of Closing and has not and is then unable or unavailable to appoint a representative to act as his attorney-in-fact, Stockholder hereby specifically authorizes Purchaser to request a judge of competent jurisdiction to appoint a representative for Stockholder to execute the requisite documents as attorney in fact on Stockholder's behalf. The Closing shall be postponed for only so long as is necessary to allow such attorney in fact, whether appointed by Stockholder or by a judge, to satisfy any legally or contractually imposed responsibilities to locate Stockholder and review the terms of the transaction prior to execution of documents on behalf of the Stockholder.

     2.3 All actions required to be taken at Closing shall be deemed to occur simultaneously.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of the Company and the Stockholder.
          -----------------------------------------------------------------
Although both parties understand that the Stockholder and the Company may not possess specific personal knowledge as to the following, the Stockholder and the Company represent and warrant to the Purchaser as follows:

          (a)  Organization. The Company is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of Maine.

          (b)  Capitalization. The Company has authorized (i) 2,500 shares of
               --------------
common stock, par value $10 per share, and (ii) 2,500 shares of preferred stock, par value $10 per share. The number of issued and outstanding shares of capital stock as of the date hereof of the Company is 2,144 shares of common stock. The Company has no shares of its preferred stock issued or outstanding as of the date hereof. The Company and Stockholder hereby represent and warrant that Stockholder is the sole legal and beneficial owner of 2,029 shares of the Company's Stock. Stockholder represents and warrants that the issued and outstanding shares of the Company's Stock owned by Stockholder are owned, in each case, free of preemptive rights and free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. As of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of the Company's Stock to be acquired by the Purchaser pursuant hereto or any of the unissued shares of capital stock of the Company, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of the Company. At the time of Closing, there will be no unpaid dividends due to the stockholders who were stockholders of record prior to the Effective Date.

          (c)  Financial Statements. The Company has previously delivered to the
               --------------------
Purchaser audited balance sheets of the Company as of December 31, 1997 and December 31, 1998, (the "Balance Sheets") and the related audited statements of operations and retained earnings and cash flows for the years ended December 31, 1997 and December 31, 1998 (all of the foregoing, including the notes thereto, are collectively referred to herein as the "Financial Statements") accompanied by the corresponding relevant opinions and reports of the Company's independent auditors as of the same dates and for the same periods. The Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates indicated and the results of operations and cash flows of the Company for the respective periods indicated in conformity with generally accepted auditing standards applied on a consistent basis. The Company has no material liabilities (fixed or contingent, including without limitation any tax liabilities due or to become due) which are not fully reflected or provided for on the Company Financial Statements. The parties understand and agree that the NECA accrual in the approximate amount of $111,000 booked in the first quarter of 1999 rather than in 1998 could have been booked in 1998, and agree that such treatment shall not be deemed a breach of Stockholder's representations and warranties hereunder, nor will it give rise to any adjustment to the Purchase Price, other than in consequence of the operation of
Section 1.3 hereof. The Financial Statements are attached hereto as Exhibit 3.1(c).

          (d)  Absence of Certain Changes or Events. Except as set forth on
               ------------------------------------
Schedule 3.1(d) and except as expressly set forth in this Agreement, the Company has not, since December 31, 1998:

               (i) issued, sold, granted or contracted to issue, sell or grant any of its stock, notes, bonds, other securities or any option to purchase any of the same;

               (ii) incurred any damage, destruction or any other loss to any of its property or assets in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000) whether or not covered by insurance, but not including damage to property which the Company has the right to distribute prior to closing under the terms hereof;

               (iii) Other than generally applicable regulatory, legislative or governmental acts, rulings or other activities, experienced any material adverse change in the business, assets, operations, earnings or financial condition of the Company or experienced or has knowledge of any event which is likely to have a material adverse effect on the business, assets, operations, earnings, or financial condition of the Company;

               (iv) permitted the occurrence or continuance of any material default under any agreement to which the Company is a party;

               (v) sold or entered into any contract to sell or grant any option to purchase, any of its assets other than in the ordinary course of business;

               (vi) created, assumed or permitted to exist any existing lien, pledge, security interest, encumbrance or mortgage of any kind whatsoever on any of its properties or assets other than:

                      (A) liens existing on the date hereof which the Company or the Stockholder previously disclosed to the Purchaser or which are otherwise permitted hereby;

                      (B) any mortgage, pledge, lien or other security interest in or upon any property or asset acquired by the Company in the ordinary course of business, which mortgage, pledge, lien or other security interest was entered into contemporaneously with such acquisition to secure or provide for the payment of any part of the purchase price therefor, or the assumption by the Company of any mortgage, pledge, lien or other security interest in or upon any property or asset acquired by the Company which mortgage, pledge, lien or other security interest existed at the time of such acquisition; provided that, each such mortgage, pledge, lien or other security interest does not extend to or cover any property or asset of the Company other than such property or asset so acquired;

                      (C) any mortgage, pledge, lien or other security interest created for the sole purpose of renewing or refunding any mortgage, pledge, lien or other security interest allowed under clause (B) above; provided that, the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of such renewal or refunding and that such renewed or refunded mortgage, pledge, lien or other security interest did not extend the mortgage, pledge, lien or other security interest renewed or refunded to any additional property or asset;

                      (D) the pledge by the Company of any property or asset as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, license or right; and

                      (E) liens for taxes, assessments and governmental charges or levies imposed upon the Company or upon its income or profit, or upon any of its property or assets if the same was not at the time due or is or was being contested in good faith in appropriate proceedings;


          (e)  Litigation. Except for a threat from the editor of the "Better
               ----------
Phone Book," and Rate Case docket no. 98-901, there is no action, suit, proceeding or investigation specifically targeted to the Company pending or, to the best knowledge of the Stockholder, threatened, which is likely to restrict the Stockholder's ability to perform his obligations hereunder or is likely to have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company. The Stockholder (and not the Company), represents and warrants that to the best of his knowledge there are no grounds for or facts, events or circumstances which are likely to form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. Neither the Company nor the Stockholder is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which is likely to have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Company.

          (f)  Books and Records
               -----------------

               (i) The books of account and other financial records of the Company are complete and correct and have been maintained in accordance with good business practices.

               (ii) The minute books of the Company, as previously made available to the Purchaser and its counsel, contain accurate records of all meetings of the Company's board of directors (including any committees) and its stockholders since the date of the Company's incorporation and accurately reflect all other material corporate action of the Company's board of directors (including any committees) and stockholders of the Company since the date of the Company's incorporation.

               (iii) The Company will provide the Purchaser access to all books and records referred to in clauses (i) and (ii) above and all such books and records shall be delivered to the Purchaser at the Closing, with the exception of the minute books, which shall be provided to Purchaser in photocopy form. Stockholder agrees to make originals of the minute books available if any third party requires review of original minute books rather than photocopies.

          (g)  Accuracy of Information Furnished. No statement by the Company or
               ---------------------------------
the Stockholder set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Company or the Stockholder pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (h)  Authorization and Corporate Power. All corporate action on the
               ---------------------------------
part of the Company necessary for entry into and performance of this Agreement will be taken prior to the Closing. To the extent that the Company is bound hereby, this Agreement is the valid and binding obligation of the Company, and the performance of this Agreement will not result in any violation or breach of any law or agreement by which it is bound.

          (i)  Contracts. The Company has made all material contracts available
               ---------
to the Purchaser for inspection, and the Company is in material compliance with all such contracts.

          (j)  Title to Properties; Liens and Encumbrances. The Company has
               -------------------------------------------
good, valid and marketable title to all its material properties and assets, real personal and mixed, tangible or intangible, all of which are free from all liens, security interests, encumbrances or charges, except as shown on the Company Financial Statements. The Company is not a lessee of any real or personal property.

          (k)  Employee Benefit Plans. The Company has not knowingly violated
               ----------------------
any laws governing, and is not liable for any payments due under the Company's employee benefit plans as a result of a violation of such laws.

          (l)  Environmental Matters. The Company and the Stockholder represent
               ---------------------
that to the best of Stockholder's knowledge (but not to the Company's knowledge), the Company is not in violation of any laws or regulations relating to the protection of the environment.

          (m)  Year 2000 Compliance. The Stockholder and the Company represent
               --------------------
and warrant that the description of the Company's year 2000 compliance set forth as Schedule 3.1(m) is correct and accurate in all material respects as of the date hereof.

     3.2  Representations and Warranties of Purchaser. The Purchaser represents
          -------------------------------------------
and warrants to the Company and the Stockholder as follows:

          (a)  Authorization.  The execution, delivery and performance of this
               -------------
Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser, and such action is not inconsistent with the bylaws of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an officer of the Purchaser on its behalf. Because this Agreement is the valid and binding obligation of the Company and Stockholder, this Agreement is also the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by law or in equity. A copy of such corporate resolutions is attached hereto as Schedule 3.2(a).

          (b)  Organization.  The Purchaser is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of New Jersey.

          (c)  Accuracy of Information Furnished. No statement by the Purchaser
               ---------------------------------
set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Purchaser pursuant hereto or in connection with consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omitted, omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (d)  Financial Ability of Purchaser. Purchaser will have the financial
               -------------------------------
means to effect the Closing and to operate the Company prudently afterwards. In the event that the P.U.C. correctly determines that the Purchaser lacks such ability, then Stockholder shall have the right, following the completion of the process of appeal, as described in Section 7.1, to receive all of the appropriate remedies as set forth in Section 1.4.

          (e)  Due Diligence.  Purchaser has performed its due diligence and
               -------------
reviewed the Company's documents, and has been provided with all documents, and access to the physical plant of the Company that Purchaser requested during its due diligence.

          (f)  Business Plans. Purchaser does not presently seek and will not
               --------------
seek to alter the debt structure or the capital structure of the Company, if at all, until after such time as the consent of the P.U.C. to the transfer of Stockholder's shares as contemplated herein has been granted and understands that if at some future time Purchaser desires to implement such change, any change in the debt structure or capital structure of the Company would require prior P.U.C. approval.

     Purchaser does not presently seek and will not seek to cause the Company to enter any affiliated company service arrangement, if at all, until after such time as the consent of the P.U.C. to the transfer of Stockholder's shares as contemplated herein has been granted and understands that if, at some future time Purchaser desires to implement such an arrangement, that the implementation of any affiliated company service arrangement with the Company would require prior P.U.C. approval.

     3.3  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties set forth in Sections 3.1 and 3.2 hereof shall survive until the close of business on the first anniversary of the Effective Date.


                                  ARTICLE IV

                                   COVENANTS

     4.1  Covenants of the Stockholder.
          ----------------------------

          (a)  Notification. Prior to and through the Closing, the Stockholder
               ------------
shall give prompt notice to the Purchaser of: (i) any notice or other communication received by the Stockholder prior to the Closing, relating to a material breach or an event which, with notice or lapse of time or both would become a material breach under this Agreement or under any other material contract, agreement or instrument to which the Company is a party, by which it or any of its properties or assets are bound or to which it or any of its properties or assets are subject; (ii) any event which, with notice or lapse of time or both, would cause any warranty or representation of the Stockholder under this Agreement to be inaccurate, untrue, incomplete or misleading in any respect; (iii) any notice or other communication from any third party alleging that the consent of such third party was, is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any material adverse change in the business, assets, operations, earnings or financial condition of the Company, other than such changes caused by generally applicable regulatory, legislative or government acts, rulings or other activities but including any government communications specifically addressed to or naming the Company or Stockholder.

     (b)  Conduct of Business; Certain Covenants.  Prior to and through the
          --------------------------------------
Closing, Stockholder shall cause the Company to conduct and operate its business and will not, without prior written consent of the Purchaser, which consent shall not be unreasonably withheld, take any action other than in accordance with the ordinary and usual course of business. The Stockholder shall cause the Company to use its best efforts to preserve intact its business, operations, organization and relationships with its employees, independent contractors, agents, suppliers, customers and others having business dealings with it. For six months from the date hereof, neither the Stockholder nor his agents will, and the Stockholder shall not permit the Company to, solicit or engage in discussions for the sale of any capital stock or material assets of the Company. Prior to and through the Closing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Stockholder shall not permit the Company to:

          (i) issue or otherwise grant or enter into any agreement relating to the issuance or grant of any stock options, warrants or other rights calling for or permitting the issue, transfer, sale or delivery of its capital stock;

          (ii) issue, transfer, sell or deliver any shares of its capital stock or any securities convertible into or exchangeable for, with or without additional consideration, such capital stock;

          (iii) permit the occurrence or continuance of any material default under any agreement to which the Company is a party;

          (iv) sell, enter into any contract to sell or grant any option to purchase, any of its assets other than in the ordinary course of business;

          (v) create, assume or permit to exist at Closing any lien, pledge, security interest, encumbrance or mortgage of any kind whatsoever on any of its properties or assets other than:

                 (A) liens existing on the date hereof which the Company or the Stockholder previously disclosed to the Purchaser or which are otherwise permitted hereby;

                 (B) any mortgage, pledge, lien or other security interest in or upon any property or asset hereafter acquired by the Company in the ordinary course of business, which mortgage, pledge, lien or other security interest is entered into contemporaneously with such acquisition to secure or provide for the payment of any part of the purchase price therefor, or the assumption by the

Company of any mortgage, pledge, lien or other security interest in or upon any property or asset hereafter acquired by the Company which mortgage, pledge, lien or other security interest existed at the time of such acquisition; provided that, each such mortgage, pledge, lien or other security interest shall not extend to or cover any property or asset of the Company other than such property or asset hereafter acquired;

                 (C) any mortgage, pledge, lien or other security interest created for the sole purpose of renewing or refunding any mortgage, pledge, lien or other security interest allowed under clause (B) above; provided that, the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such renewal or refunding and that such renewed or refunded mortgage, pledge, lien or other security interest shall not extend the mortgage, pledge, lien or other security interest renewed or refunded to any additional property or asset;

                 (D) the pledge by the Company of any property or asset as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, license or right; and

                 (E) liens for taxes, assessments and governmental charges or levies imposed upon the Company or upon its income or profit, or upon any of its property or assets if the same shall not at the time be due or are being contested in good faith in appropriate proceedings;

          (vi) take any action that would cause any representation or warranty contained herein to be inaccurate, untrue, incomplete or misleading.

     (c)  Best Efforts and Cooperation; Further Assurances. Prior to the
          ------------------------------------------------
Closing, with the cooperation of Purchaser where not forbidden by law, Stockholder shall cause the Company to:

          (i) promptly comply with all filing requirements which United States federal, state, local or foreign law may impose on the Company with respect to the transactions contemplated by this Agreement;

          (ii) use its diligent efforts to take all actions necessary to be taken, to make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party (including, without limitation, any landlord or lessor of the Company and any party to whom notification is required to be delivered or from whom any form of consent is required) which is required to be filed or obtained by the Company in connection with the transactions contemplated by this Agreement;

     (d)  Access to Additional Agreements and Information. Prior to the Closing,
          -----------------------------------------------
the Company shall make available to the Purchaser any and all agreements, contracts, documents and other instruments material to the business or operations of the Company, including without limitation, those to which the Company is a party and those by which any of its properties or assets are bound. It is understood that the provision of such information to the Purchaser is solely to facilitate Purchaser's ability to assume control of the Company at the Closing.

     (e)  Non-Competition and Non-Solicitation. During the period commencing at
          ------------------------------------
the Closing and until the first anniversary of the termination of Stockholder's employment with the Company or its successors or assigns (the "Non-Compete Period"): the Stockholder, either as an individual on his own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman for any other person, or entity, corporation or otherwise will not (A) induce any employee or independent contractor of the Purchaser to leave the Purchaser's employ or service or hire on a full time basis any such employee or independent contractor (unless an authorized officer of the Purchaser shall have authorized such employment and the Purchaser shall have consented thereto in writing), or (B) other than on behalf of the Purchaser, contact, service or solicit any clients, customers or accounts of the Purchaser, or compete with Purchaser with respect to any telecommunications business in which Purchaser is actively engaged in the area in which the Company does business.

     (f)  Confidential Information. The parties hereto recognize that a major
          ------------------------
need of the Purchaser is to obtain and preserve specialized knowledge, trade secrets, customer lists and confidential information concerning the industry. The strength and goodwill of the Purchaser is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Purchaser and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Purchaser, as would the disclosure of information about the products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of the Purchaser and its subsidiaries. The Stockholder has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Purchaser's business and the Purchaser's operations and the operations of its subsidiaries, affiliates, and/or divisions. The term "confidential" or "proprietary information" shall not include information which is i) already known from sources not subject to any confidential obligations; ii) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser; or iii) required to be disclosed by law, regulatory or judicial process. Therefore, Stockholder hereby agrees as follows, recognizing that the Purchaser is relying on these agreements in entering into this
Agreement:

     From the date of this Agreement and through the end of the Non-Compete Period, the Stockholder will keep secret and retain in strict confidence, and will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Purchaser or the Company's business, including but not limited to confidential information concerning the Purchaser's and the Company's products, services, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of confidential information.

     (g)  Litigation or Investigation. Stockholder shall cause the Company to
          ---------------------------
consult with Purchaser in managing the defense or response to any investigation of the Company or litigation against the Company which is ongoing following the date hereof and prior to Closing.

          (h)  Notification. Prior to the Closing, Stockholder shall notify
               ------------
Purchaser of any change or event which would require notification under Section 3.1(d) but for its having occurred after the execution of this Agreement.

     4.2  Covenants of Purchaser
          ----------------------

          (a)  Notice of Defaults. The Purchaser shall give prompt notice to the
               ------------------
Company and the Stockholder of: (i) any notice or other communication relating to a material breach hereunder or event which, with notice or lapse of time or both, would become a material breach hereunder, received by the Purchaser prior to the Closing, or under any material contract, agreement or instrument to which the Purchaser is a party, by which it or any of its properties or assets are bound or to which it or any of its properties or assets are subject which would prevent the consummation of the transactions contemplated hereby; (ii) any event which, with notice or lapse of time or both, would cause any representation or warranty of the Purchaser under this Agreement to be inaccurate or misleading in any respect; and (iii) any notice or other communication by any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          (b)  Third Party Consents. The Purchaser shall use its diligent
               --------------------
efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency or other third party required to be obtained or made by it in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (c)  Best Efforts and Cooperation; Further Assurances. Prior to the
               ------------------------------------------------
Closing, with the cooperation of the Company and the Stockholder where appropriate, the Purchaser shall:

               (i) promptly comply with all filing requirements which federal, state or local law may impose on the Purchaser with respect to the transactions contemplated by this Agreement and

               (ii) use its diligent efforts to take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party which is required to be filed or obtained by the Purchaser in connection with the transactions contemplated by this Agreement, including, but not limited to appealing, in timely fashion, any adverse ruling of the P.U.C., the State of Maine or any governmental authority (including a court of competent jurisdiction) which would have the effect of preventing the Closing, other than a ruling of general effect.

          (d)  Purchaser Assistance with Governmental Filings. Purchaser shall,
               ----------------------------------------------
upon the request of Stockholder, proactively assist or, at the election of the Stockholder, act on behalf of Stockholder and the Company with respect to the actions described in Section 4.1(c) hereof.

          (e) Purchaser shall consult with Stockholder in managing the process of applying for P.U.C. consent.

     4.3  Publicity.  Until the sixth month following the Closing, the
          ---------
Company, the Stockholder and the Purchaser will consult with each other party hereto prior to making, releasing or otherwise disseminating any public announcements with respect to the transactions contemplated by this Agreement. Any public announcements permitted hereunder shall be made only at such time and in such manner as the Stockholder and the Purchaser shall mutually agree, except that any party hereto shall be free to make such public announcements as it shall reasonably deem necessary to comply with federal or state laws, provided that such announcement is simultaneously delivered to the other parties hereto. Stockholder shall have the right to announce the execution of this Agreement and of the Closing to the employees of the Company and to the public as and when stockholder chooses. Stockholder agrees for a period of three years from the date hereof not to make any intentionally misleading or untrue negative statements or cause any intentionally misleading or untrue negative statements to be made on his behalf regarding the Purchaser or the Company.


                                   ARTICLE V

                                  CONDITIONS

     5.1  Conditions to Obligations of the Parties. The obligation of any party
          ----------------------------------------
hereto to consummate the transactions contemplated at the time contemplated by this Agreement is subject to nothing other than the fulfillment of each of the following conditions, which may be waived in whole or in part by the other parties to the extent permitted by applicable law. These conditions are intended only to provide for the delay of the Closing until a party has completed its obligation to seek governmental approval under Section 4.2(c)(ii), and not to permit any party to avoid Closing, with the exception of Section 5.1 (a), which would allow a party to terminate this Agreement.

          (a)  Material Litigation.  In the event that a third-party lawsuit or
               -------------------
similar proceeding against the Company, seeking damages in excess of $1 million over the amount to which the Company is insured with respect to such lawsuit or proceeding, is pending at the time of Closing, then no party shall be obligated to Close (provided that any party inciting or encouraging such lawsuit shall continue to be obligated to Close), and if in consequence the Closing does not take place, the Deposit Escrow shall be returned to the Purchaser provided that Purchaser did not incite or encourage the third-party lawsuit.

          (b)  Litigation. At the Closing, there shall be no effective
               ----------
injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Company or the Stockholder issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.


                                  ARTICLE VI

                          INDEMNIFICATION AND CLAIMS

     6.1  Acknowledgment by Purchaser. The representations and warranties by the
          ---------------------------
Company and the Stockholders contained in this Agreement and exhibits and schedules hereto constitute the sole and exclusive representations and warranties of the Company and the Stockholders to the Purchaser in connection with the transactions contemplated hereby.

     6.2  Indemnification by Stockholder for Adjustments in Excess of the
          ---------------------------------------------------------------
Closing Escrow.  In the event that the Purchaser is entitled to reductions in
---------------
the Purchase Price under the terms of this Agreement which exceed the amount of the Closing Escrow, Stockholder covenants and agrees that Stockholder shall pay to Purchaser the amount of the excess of such adjustments over the Closing Escrow at the same time that Purchaser withdraws the balance of the Closing Escrow in consequence of adjustments to the Purchase Price.


                                  ARTICLE VII

                         TERMINATION OF THIS AGREEMENT

     7.1  Termination by Operation of Law. This Agreement may be terminated by
          -------------------------------
the Purchaser, or the Stockholder if there shall be any statute, rule or regulation of competent jurisdiction that renders consummation of the transactions contemplated hereby illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable. Notwithstanding the foregoing, if the Closing has not taken place by one year following the date of commencement of the appeal process, to the highest state court applicable thereto (or in the case of a federal case, to the applicable circuit court of appeals), relating to any order, decree or ruling as set forth in the first sentence of this Section, then either party may terminate this agreement, provided, however, that the Agreement may not be terminated during the pendency of an appeal to the Supreme Court of the State of Maine. Additionally, this Agreement may be terminated by any party as set forth in
Section 5.1(a).

                                 ARTICLE VIII

                                 MISCELLANEOUS

     8.1  Fees and Expenses. The Stockholder shall pay his own expenses and the
          -----------------
Purchaser shall pay its own expenses incident to execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated hereby.

     8.2  Assignment. The Purchaser shall not have the authority to assign its
          ----------
respective rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser may assign all or any portion of its respective rights hereunder without the prior written consent of the Company or the Stockholder to any controlled or controlling affiliate of the Purchaser (including any wholly-owned subsidiary) or to any lender, bank or other financial institution providing adequate financing to the Purchaser in connection with the entire consummation of the transactions contemplated hereby, and the Company and the Stockholder shall execute such documents as are necessary in order to effectuate such assignments.

     8.3  Burden and Benefit. This Agreement shall be binding upon the parties'
          ------------------
heirs (up to the extent of their benefit from the Agreement), attorneys-in-fact, personal representatives, successors and assigns and shall inure to the benefit of the parties and their heirs, successors and assigns. In the event of a default by the Stockholder of any of his obligations hereunder, the sole and exclusive recourse and remedy of the Purchaser shall be against the Stockholder and the Stockholder's assets. In the event of a default by the Purchaser of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Stockholder shall be against the Purchaser and its assets; under no circumstances shall any officer, director, stockholder or affiliate of the Purchaser be liable in law or equity for any obligations of the Purchaser hereunder.

     8.4  Brokers.  The Company and the Stockholder represent and warrant to
          -------
the Purchaser that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Company or the Stockholder or any other person in connection with this Agreement or any of the transactions contemplated hereby which would give rise to any liability of the Purchaser to pay a fee. The Purchaser represents and warrants to the Company and the Stockholder that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Purchaser in connection with this Agreement or any of the transactions contemplated hereby which would give rise to any liability of the Company or the Stockholder to pay a fee.

     8.5  Entire Agreement.  This Agreement and the exhibits, lists and other
          ----------------
documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral.

     8.6  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Maine, without regard, however, to such jurisdiction's principles of conflicts of laws.

     8.7  Notices.  Any notice, request, instruction or other document to be
          -------
given hereunder by any party hereto shall be in writing and delivered personally, by facsimile transmission or telex, or sent by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

               If to the Stockholder, to:
                                             Tim Hutchison
                                             15 Shaker Road
                                             Box 300
                                             Gray, ME 04039

               with a copy to:
                                             Petruccelli & Martin
                                             15 Monument Square
                                             Box 7733
                                             Portland, ME 01040
                                             attn: Joel Martin, Esq.

               If to the Purchaser, to:
                                             Continental Choice Care, Inc.
                                             35 Airport Road
                                             Morristown, New Jersey
                                             Attn: Steven L. Trenk



               with a copy to:
                                             Reed Smith Shaw & McClay LLP
                                             One Riverfront Plaza, First Floor
                                             Newark, New Jersey 07102
                                             Attn: Gerard S. DiFiore, Esq.
                                             Fax:  (973) 621-3200


or to such other persons or addresses as may be designated in writing by the party to receive such notice. If mailed as aforesaid, the day of mailing or transmission shall be the date any such notice shall be deemed to have been delivered.

     8.9   Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     8.10  Rights Cumulative.  All rights, powers and privileges conferred
           -----------------
hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

     8.11  Severability of Provisions.  The provisions of this Agreement shall
           --------------------------
be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

     8.12  Headings.  The headings set forth in the articles and sections of
           --------
this Agreement and in the exhibits and the schedules to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

     8.13  Remedies. It is acknowledged that the provisions of this Agreement
           --------
are of a unique nature and of extraordinary value and of such a character that a breach thereof may result in irreparable damage and injury to the non-breaching party for which the non-breaching party may not have any adequate remedy at law. Therefore, the non-breaching party shall be entitled to seek a decree of specific performance against the breaching party, or such other relief by way of restraining order, injunction or otherwise as may be appropriate to ensure compliance with this Agreement. The remedies provided by this Agreement, including but not limited to those set forth in Sections 1.7 and 8.13 are non-exclusive and the pursuit of such remedies shall not in any way limit any other remedy available to the parties with respect to this Agreement, including, without limitation, any remedy available at law or equity with respect to any anticipatory or threatened breach of the provisions hereof.

     8.14  Survival. Covenants hereunder shall survive for a period of one year
           --------
from the Effective Date unless a different time period is specifically set forth.

     8.15  Interpretation.  This Agreement is to be interpreted so as to compel
           --------------
both parties to proceed to Closing, and to rectify any breach or misrepresentation through specific performance or by adjustment of the Purchase Price, and to compel Purchaser to appeal any obstacle to Closing as set forth in Sections 4.2(c)(ii) and 7.1.


                                  ARTICLE IX

                              FURTHER AGREEMENTS

The agreements set forth in this Article IX shall survive the Closing.

     9.1  Pension Plan.  Purchaser shall undertake in good faith to maintain the
          -------------
          Company's existing pension plan if, and to the extent such maintenance is feasible under ERISA, state law, and from the standpoint of Purchaser's commercial interests and tax planning.

     9.2  Employees. Employment agreements to be entered with certain employees
          ----------
          of the Company are set forth on Schedule 9.2 hereto, and Purchaser agrees to offer such employment agreements to the employees named thereupon.

     9.3  Office Space. For the period of the employment agreement referenced in
          ------------
          Section 9.4 hereof, Stockholder shall have the use of the office he currently occupies, with similar furnishings and office equipment. Stockholder agrees that Stockholder's access to the office will be predicated upon his adherence to the same rules of behavior governing the Company's other management employees (except that smoking cigarettes shall be permitted in such office provided that smoking in such office is otherwise legal), and that the undertaking of Purchaser contained in this Section 9.3 may be terminated by the Purchaser in the event that Stockholder is notified of and persists in any violation or series of violations which would, for an employee, result in termination. Stockholder agrees not to operate a business which is open to the public from such office, and to use it solely for the Company's or his personal use, although Stockholder may allow an assistant to share such space.

     9.4  Employment Agreement. The Purchaser agrees to retain the Stockholder
          --------------------
          as an employee subject to the terms of an Employment Agreement in the form set forth hereto as Schedule 9.4.

     9.5  Remaining Company Stock. Purchaser is obligated to purchase the shares
          -----------------------
          of the other stockholders of the Company at the Closing, or for a reasonable time thereafter if a stockholder is not available at Closing,at the Purchase Price per Share if such stock is offered.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.

                                   CONTINENTAL CHOICE CARE, INC.
ATTEST:


__________________                 By: _________________________________

                                   Name: _______________________________
                                   Title: ______________________________


                                   STOCKHOLDER

ATTEST:


__________________                 By: _________________________________
                                       Tim Hutchison, Stockholder


                                   PINE TREE TELEPHONE AND TELEGRAPH
ATTEST:


__________________                 By: _________________________________
                                       Tim Hutchison, President

                                 Schedule 1.3
                    Non-performing Assets to be Distributed

1.  Seven acre property on Collie Hill used as blueberry field
2.  West Gray generator, no longer used by the Company
3.  Original handwritten minute books of the Company
4. Office equipment and furnishings in Mr. Hutchison's office on the signing date of the Agreement

                             Schedules 1.4 and 1.5
                                Escrow Agreement

                                 Schedule 1.6
                              1999 Capital Budget

                                Schedule 3.1(d)
                                Certain Changes


None.

                               Schedule 3.1(m)
                             Year 2000 Compliance

                                Schedule 3.2(a)
                            Corporate Authorization

                                 Schedule 9.2
                      Employment Agreements and Pay Scale

Pay Scale

                                 Schedule 9.4
                      Tim Hutchison Employment Agreement


The Employment Agreement referenced in this Schedule is contained in Schedule
9.2.

                                 EXHIBIT 3.1(C)
                              Financial Statements

                                       30